EXHIBIT 10.1

SECOND AMENDMENT
TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This SECOND AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into as of February 2, 2011, by and among PENINSULA GAMING, LLC, a Delaware limited liability company (“Parent”), DIAMOND JO, LLC, a Delaware limited liability company (“DJL”), THE OLD EVANGELINE DOWNS, L.L.C., a Louisiana limited liability company (“OED”), DIAMOND JO WORTH, LLC, a Delaware limited liability company (“DJW”), BELLE OF ORLEANS, L.L.C., a Louisiana limited liability company (“Amelia Belle”), KANSAS STAR CASINO, LLC, a Kansas limited liability company (“Kansas Star”; and together with Parent, DJL, OED, DJW and Amelia Belle, referred to hereinafter each individually as a “Borrower”, and individually and collectively, as “Borrowers”), PENINSULA GAMING CORP., a Delaware corporation (“Guarantor”), the Lenders (as defined in the hereinafter defined Loan Agreement) signatories hereto, and WELLS FARGO CAPITAL FINANCE, INC. (formerly known as Wells Fargo Foothill, Inc.), a California corporation, as the arranger and agent for the Lenders (“Agent”).

W I T N E S S E T H:

WHEREAS, Borrowers, Agent, and the Lenders are parties to that certain Amended and Restated Loan and Security Agreement, dated as of October 29, 2009, as amended by that certain First Amendment to Amended and Restated Loan and Security Agreement, dated as of June 15, 2010 (as further amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement), pursuant to which the Lender Group has agreed to make the Advances and other extensions of credit to Borrowers from time to time pursuant to the terms and conditions thereof and the other Loan Documents;

WHEREAS, Borrowers requested that certain terms and conditions of the Loan Agreement be amended and the Lender Group has agreed to the requested amendments on the terms and conditions provided herein;

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendments to the Loan Agreement.

(a) Section 1.1 of the Loan Agreement, Definitions, is hereby modified and amended by amending and restating the following definitions in their entirety as follows:

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(b) “Applicable Capital Gain Tax Rate” means a rate equal to the sum of:

(a) the highest marginal Federal income tax rate applicable to net capital gain of an individual who is a citizen of the United States, plus

(b) to the extent the relevant entity is subject to treatment on a basis under applicable state or local income tax law substantially similar to a Federal Flow Through Entity, (i) the greatest of (v) an amount equal to the sum of the highest marginal state and local income tax rates applicable to net capital gain of an individual who is a resident of the State of California, (x) an amount equal to the sum of the highest marginal state and local income tax rates applicable to net capital gain of an individual who is a resident of the State of Louisiana, (y) an amount equal to the sum of the highest marginal state and local income tax rates applicable to net capital gain of an individual who is a resident of the State of Iowa and (z) an amount equal to the sum of the highest marginal state and local income tax rates applicable to net capital gain of an individual who is a resident of the State of Kansas, multiplied by (ii) a factor equal to 1 minus the highest marginal Federal income tax rate described in clause (a) above.

 “Applicable Income Tax Rate” means a rate equal to the sum of:

(a) the highest marginal Federal ordinary income tax rate applicable to an individual who is a citizen of the United States, plus

(b) to the extent the relevant entity is subject to treatment on a basis under applicable state or local income tax law substantially similar to a Federal Flow Through Entity, (i) the greatest of (v) an amount equal to the sum of the highest marginal state and local ordinary income tax rates applicable to an individual who is a resident of the State of California, (x) an amount equal to the sum of the highest marginal state and local ordinary income tax rates applicable to an individual who is a resident of the State of Louisiana, (y) an amount equal to the sum of the highest marginal state and local ordinary income tax rates applicable to an individual who is a resident of the State of Iowa and (z) an amount equal to the sum of the highest marginal state and local ordinary income tax rates applicable to an individual who is a resident of the State of Kansas, multiplied by (ii) a factor equal to 1 minus the highest marginal Federal income tax rate described in clause (a) above.

“Base LIBOR Rate” means the rate per annum rate appearing on Bloomberg L.P.’s (the “Service”) Page BBAM1/(Official BBA USD Dollar Libor Fixings) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrowers in accordance with the Agreement, which determination shall be conclusive in the absence of manifest error.

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“Base Rate” means, the greater of (a) the rate of interest announced within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate and (b) the Federal Funds Rate plus 0.50%.

 “Borrower” and “Borrowers” means, individually, each of Parent, OED, DJL, DJW, Amelia Belle and Kansas Star, and individually and collectively, jointly and severally, Parent, OED, DJL, DJW, Amelia Belle and Kansas Star.

“Designated Account Bank” means any bank that becomes a Designated Account Bank in accordance with Section 2.9.

“Excluded Assets” means (a) the lease for the off track betting parlor operated by Parent in New Iberia, Louisiana; (b) cash (other than cash deposited in Deposit Accounts or cash constituting proceeds of Collateral); (c) assets securing Purchase Money Obligations or Capitalized Lease Obligations permitted to be incurred under this Agreement to the extent a second Lien would not be permitted under the documents evidencing such obligations; (d) any agreements, permits, licenses (including Gaming Licenses), or the like solely in the event and to the extent that:  (i) such agreements, permits, licenses, or the like (including any parcels of the Warner Land that are subject to the mortgage granted by OED to the seller of such land) cannot be subjected to a consensual security interest in favor of Agent without the consent of the licensor or other party to such agreement, permit, license, or the like; (ii) any such restriction is effective and enforceable under applicable law (including pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code); and (iii) such consent is not obtainable by any Borrower or the granting of the Lien therein would violate any Gaming License or any law, rule, order or regulation imposed by any Gaming Authority; provided, that each Borrower agrees to use all commercially reasonable efforts (which shall not require the payment of cash to, or the reimbursement of fees and expenses of the consenting party or the making of any material concessions under any such agreement, permit, license (including a Gaming License) or the like to obtain all requisite consents to enable such Borrower to provide a security interest in such agreement, permit, license (including Gaming Licenses) or the like; (e) any lease entered into after the Closing Date by any Borrower or Restricted Subsidiary for off-track betting parlors or similar facilities; (f) Deposit Accounts or Securities Accounts used solely for payroll, employee wage or benefit payments and trust or escrow purposes so long as no Person has been granted a Lien on such property other than the purported beneficiary of any such funds in such Securities Accounts and Deposit Accounts; (g) the facility (including all related real property and amenities), currently owned by DJW, known as “Pheasant Links” located in Emmons, Minnesota on which a “member’s only” 9-hole golf course and 9-station sporting clay course and hunting facility is located; and (h) any other property or asset of Parent or any Restricted Subsidiary not already contained in this definition of “Excluded Assets” (other than any Deposit Account) acquired after the Closing Date in which a security interest cannot be perfected by the filing of a financing statement under the

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Uniform Commercial Code of the relevant jurisdiction, so long as the fair market value, as reasonably determined in good faith by the manager of Parent, of all such properties or assets does not, in the aggregate, exceed $2,500,000; provided, further, however, that (i) Excluded Assets shall not include (and, accordingly, the Collateral shall include) any and all proceeds of any of the assets described in clause (d) above or the value of such assets or the value (including, but not limited to, enterprise value) derived from such assets in the operations of the Borrowers’ business, the restructure or disposition of such assets and any and all proceeds of any of the assets described in the other clauses above or of any other Collateral to the extent such proceeds do not constitute Excluded Assets, (ii) any agreement, permit, license, or the like qualifying as an Excluded Asset under clause (d) above no longer shall constitute an Excluded Asset (and instead shall constitute Collateral) immediately from and after such time as the licensor or other party to such agreement, permit, license, or the like consents to the grant of a security interest in favor of Agent in such agreement, permit, license, or the like or the prohibition against granting a security interest therein in favor of Agent shall cease to be effective or enforceable and (iii) in the case of clauses (a) – (e), and (g) – (i), a Borrower or Restricted Subsidiary does not grant a Lien on such property to any other Person.

 “Fee Letter” means that certain Amended and Restated Fee Letter, dated as of the Second Amendment Effective Date, between the Borrowers and the Lenders signatory thereto.

“Gaming Authority” means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States of America or foreign government (including Native American governments), any state, province or city or other political subdivision thereof, whether now or hereafter existing, or any officer or official thereof, including the Louisiana Regulatory Authorities, the Iowa Regulatory Authorities and the Kansas Regulatory Authorities, and any other agency with authority to regulate any gaming or racing operation (or proposed gaming or racing operation) owned, managed or operated by any Borrower or any of its Restricted Subsidiaries.

“Gaming License” means any material license, franchise, registration, qualification, findings of suitability, management contract or other approval or authorization required to own, lease, operate or otherwise conduct or manage riverboat, dockside or land-based gaming activities, including racing facilities and activities, in any state or jurisdiction in which any Borrower or any of its Restricted Subsidiaries conduct business or propose to conduct business (including, without limitation, all such licenses and management contracts granted by the Louisiana Regulatory Authorities, granted by the Iowa Regulatory Authorities under Chapter 99F of the Iowa Code and granted by the Kansas Regulatory Authorities), and all applicable liquor and tobacco licenses.

“Gaming Property” or “Gaming Properties” means one or more of the foregoing:  (a)(i) the Diamond Jo Casino, (ii) the Evangeline Downs, (iii) the Diamond Jo Worth Casino, (iv) the Amelia Belle Casino and (v) the Kansas Star Casino, in each case, so long as it is owned by a Borrower or a Restricted Subsidiary; and (b) any other gaming facility or gaming operation owned and controlled or to be owned and controlled after the Closing Date by a Borrower or a Restricted Subsidiary and that contains, or that based upon a plan approved by such Borrower’s Managers will contain upon the completion of the construction or development thereof, an aggregate of at least 500 slot machines or other gaming devices, provided, in each case, that the property and assets (other than Excluded Assets) of such Gaming Property constitute Collateral.

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“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2 or 3 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2 or 3 months after the date on which the Interest Period began, as applicable, and (e) Borrowers may not elect an Interest Period which will end after the Maturity Date.

“Maximum Revolver Amount” means $50,000,000.

“Operating Assets” means, collectively (i) the Diamond Joe Casino, (ii) the Diamond Jo Worth Casino, (iii) the Evangeline Downs, (iv) the Amelia Belle Casino and (v) the Kansas Star Casino.

“Secured Notes” means the “Notes” (as such term is defined in the Secured Notes Indenture) and for the avoidance of doubt shall include the Additional Secured Notes.

“Swing Lender” means Wells Fargo Capital Finance, Inc. or any other Lender that, at the request of a Borrower and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.3(d).

“Unsecured Notes” means the “Notes” (as such term is defined in the Unsecured Notes Indenture) and for the avoidance of doubt shall include the Additional Unsecured Notes.

(c) Section 1.1 of the Loan Agreement, Definitions, is hereby further modified and amended by adding the following definitions thereto in the appropriate alphabetical order:

“Additional Notes” means the Additional Secured Notes and the Additional Unsecured Notes.

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“Additional Secured Notes” means the $80,000,000 of additional notes pursuant to a Rule 144A private placement as a tack-on to the Secured Notes.

“Additional Unsecured Notes” means the $50,000,000 of additional notes issued pursuant to a Rule 144A private placement as a tack-on to the Unsecured Notes.

 “Kansas Regulatory Authorities” means the Kansas Lottery Commission, the Kansas Racing and Gaming Commission, the Kansas Lottery Gaming Facility Review Board and any successor Gaming Authorities in Kansas.

“Kansas Star” means Kansas Star Casino, LLC, a Kansas limited liability company.

“Kansas Star Casino” means the casino located in Mulvane, Kansas in Sumner County which is to be developed, owned and operated by Kansas Star and named the Kansas Star Casino, Hotel & Event Center.

“Second Amendment” means that certain Second Amendment to Amended and Restated Loan and Security Agreement, dated as of February 2, 2011.

“Second Amendment Effective Date” means February 2, 2011.

“WFCF Commitment Letter” means that certain commitment letter, dated as of December 8, 2010, by Wells Fargo Capital Finance, Inc. to Credit Suisse Securities (USA) LLC, Credit Suisse AG, Cayman Islands Branch and Peninsula Gaming, LLC.

(d) Section 1.1 of the Loan Agreement, Definitions, is hereby further modified and amended by adding deleting the definition of “Wells Fargo Foothill” and inserting the following definition in lieu thereof:

“Wells Fargo Capital Finance” means Wells Fargo Capital Finance, Inc., a California corporation, and its successors and assigns.

(e) The Loan Agreement is hereby amended and modified by replacing all references to “Wells Fargo Foothill” with “Wells Fargo Capital Finance.”

(f) Section 3.4 of the Loan Agreement, Term, is hereby modified and amended by deleting the date set forth in such section and inserting the following in lieu thereof:

“January 15, 2015”;

              (g) Section 6.3 of the Loan Agreement, Financial Statements, Reports, Certificates, is hereby modified and amended by deleting clause (d)(i) thereof in its entirety and inserting the following in lieu thereof:

“(i)           any filings or monthly reports submitted by any Borrower to the Louisiana Regulatory Authorities, the Iowa Regulatory Authorities, the Kansas

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Regulatory Authorities or any other Gaming Authority other than such filings or monthly reports submitted in the ordinary course of business,”

       (h) Section 6.3 of the Loan Agreement, Financial Statements, Reports, Certificates, is hereby modified and amended by deleting clause (h) thereof in its entirety and inserting the following in lieu thereof:

“(h)           as soon as any Borrower has knowledge thereof, notice of any proposed legislation or administrative action specifically affecting any Borrower’s or any Restricted Subsidiary’s gaming activities or any Gaming Property submitted to the floor for business before any Governmental Authority in the state of Louisiana, Iowa or Kansas or any other state where a Gaming Property may be located (including the state legislature or any committee thereof),”

(i) Section 7.1 of the Loan Agreement, Indebtedness, is hereby modified and amended by deleting clause (c) thereof in its entirety and inserting the following in lieu thereof:

            “(c)           Indebtedness represented by Capitalized Lease Obligations or Purchase Money Obligations; provided, that the aggregate principal amount of such Indebtedness outstanding at any time does not exceed an amount equal to $10,000,000 times the number of Gaming Properties owned and controlled by any of the Borrowers or their respective Restricted Subsidiaries on the date of incurrence of such Indebtedness;”

(j) Section 7.1 of the Loan Agreement, Indebtedness, is hereby modified and amended by deleting clause (g) thereof in its entirety and inserting the following in lieu thereof:

    “(g)           Indebtedness outstanding under (i) the Secured Notes Documents in an aggregate principal amount outstanding not to exceed at any time $320,000,000 less any principal repayments made after the Closing Date and (ii) the Unsecured Notes Documents in an aggregate principal amount outstanding not to exceed at any time $355,000,000 less any principal repayments made after the Closing Date;”

(k) Section 7.1 of the Loan Agreement, Indebtedness, is hereby modified and amended by deleting clause (m) thereof in its entirety and inserting the following in lieu thereof:

     “(m)           unsecured Indebtedness not otherwise permitted by clauses (a) through (l) above or clause (n) or (o) below in an aggregate principal amount (or accreted value, as applicable) at any time outstanding (including all Refinancing Indebtedness incurred in connection therewith), not to exceed $15,000,000 plus the amount of Unsecured Notes repurchased by the Borrowers pursuant to Section 7.8; provided, however that in no event shall the Indebtedness permitted pursuant to this clause (m) exceed $50,000,000;”

(l) Section 7.8(b) of the Loan Agreement, Prepayments and Amendments, is hereby modified and amended by deleting clause (i)(A) thereof in its entirety and inserting the following in lieu thereof:

(m) “(A) have the effect of (1) increasing principal, interest, fee or other payment obligations thereunder (other than through the issuance of Additional Notes permitted

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(n) pursuant to Section 7.1), (2) adding additional collateral or other guarantors (other than as contemplated as of the Closing Date); provided that such additional collateral or other guarantors may be added so long as a Lien on such additional collateral is granted or such other guarantor is added as a Borrower or Guarantor under the Loan Documents, as applicable, (3) shortening the maturity or increasing the amortization of the obligations thereunder, (4) making the covenants, defaults or other provisions thereof more burdensome, or (5) altering the subordination provisions thereof or”

(o) Section 7.20(b) of the Loan Agreement, Capital Expenditures, is hereby modified and amended by deleting clause (b)(i) thereof in its entirety and inserting the following in lieu thereof:

“(i) Except as provided in Sections 7.20(b)(ii) and 7.20(b)(iii), make capital expenditures in any fiscal year in excess of $20,000,000 (each such applicable amount with respect to each such fiscal year, the “Base Amount” for such fiscal year); provided, however, that if the aggregate amount of any capital expenditures made in the fiscal year immediately preceding such fiscal year did not equal or exceed $20,000,000 for such preceding fiscal year, then the Base Amount for the current fiscal year shall be increased by an amount equal to such unused amount of the Base Amount in the immediately preceding fiscal year.”

(p) Section 7.20(b) of the Loan Agreement, Capital Expenditures, is hereby modified and amended by deleting clause (b)(ii)(B) thereof in its entirety and inserting the following in lieu thereof:

“(B)           Intentionally omitted.”

(q) Section 7.20(b) of the Loan Agreement, Capital Expenditures, is hereby modified and amended by deleting clause (b)(iii) thereof in its entirety and inserting the following in lieu thereof:

“(iii)           Intentionally omitted.”

(r) Section 7.20(b) of the Loan Agreement, Capital Expenditures, is hereby modified and amended by adding the following clause (b)(v) after clause (b)(iv) thereof:

“(v)           Further, in addition to the capital expenditures permitted by Sections 7.20(b)(i), 7.20(b)(ii) and 7.20(b)(iii), so long as no Default or Event of Default has occurred and is continuing or would result as a consequence thereof, Borrowers may make capital expenditures in the amount of $325,000,000 (inclusive of the $25,000,000 privilege fee deposited with the State of Kansas) to design, develop, construct and furnish the Kansas Star Casino.”

(s) Article 8 of the Loan Agreement, Events of Default, is hereby modified and amended by deleting Section 8.16 thereof in its entirety and inserting the following in lieu thereof:

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(t) “8.16           If any Governmental Authority (including the Louisiana, Iowa or Kansas state legislature) restricts the ability of any Borrower to operate, or restricts, limits or prohibits any Borrower from operating, its gaming business as conducted on the Closing Date or as otherwise permitted by Agent, and such restriction, limit or prohibition results in a Material Adverse Change;”

(u) Schedule C-1 to the Loan Agreement, Commitments, is hereby modified and amended by deleting such schedule in its entirety and inserting the schedule attached hereto as Exhibit A in lieu thereof.

(v) Schedule D-1 to the Loan Agreement, Designated Account, is hereby modified and amended by deleting such schedule in its entirety and inserting the schedule attached hereto as Exhibit B in lieu thereof.

2. No Other Amendments or Waivers.  Except in connection with the amendments set forth above, the execution, delivery and effectiveness of this Amendment shall not operate as an amendment of any right, power or remedy of Agent or the Lenders under the Loan Agreement or any of the other Loan Documents, nor constitute a waiver of any provision of the Loan Agreement or any of the other Loan Documents.  Except for the amendments set forth above, the text of the Loan Agreement (including, without limitation, the schedules thereto) and all other Loan Documents shall remain unchanged and in full force and effect and Borrowers and Guarantors hereby ratify and confirm their respective obligations thereunder.  This Amendment shall not constitute a modification of the Loan Agreement or any of the other Loan Documents or a course of dealing with Agent or the Lenders at variance with the Loan Agreement or the other Loan Documents such as to require further notice by Agent or the Lenders to require strict compliance with the terms of the Loan Agreement and the other Loan Documents in the future, except as expressly set forth herein.  Borrowers and Guarantors acknowledge and expressly agree that Agent and the Lenders reserve the right to, and do in fact, require strict compliance with all terms and provisions of the Loan Agreement and the other Loan Documents, as amended herein.  Neither Borrowers nor Guarantors have any knowledge of any challenge to Agent’s or any Lender’s claims arising under the Loan Documents, or to the effectiveness of the Loan Documents.

3. Conditions Precedent to Effectiveness.  This Amendment shall become effective as of the date hereof when, and only when, the following conditions have been satisfied, as determined by Agent in its sole and absolute discretion:

(a) Agent shall have received, in form and substance satisfactory to Agent, counterparts of this Amendment duly executed and delivered by Borrowers, Agent and the Lenders;

(b) Agent shall have received, in form and substance satisfactory to Agent, counterparts of that certain Amended and Restated Fee Letter duly executed and delivered by Borrowers, Agent and the Lenders;

(c) there not having occurred any event, change or condition since December 31, 2009 that, individually or in the aggregate, has had, or could reasonably be expected to have,

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(d) a material adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise) or operating results of the Company and its subsidiaries, taken as a whole;

(e) there shall be not have been any other issues of debt securities or commercial bank or other credit facilities of the Company or its subsidiaries being announced, offered, placed or arranged (other than the Additional Notes and equipment financings) and after giving effect to the issuance of the Additional Notes, the Borrowers and their respective Subsidiaries shall have outstanding no Indebtedness other than the Indebtedness set forth on Schedule 7.1(b);

(f) the Agent shall have received (a) U.S. GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company for the 2007, 2008 and 2009 fiscal years (and, to the extent available, the related unaudited consolidating financial statements) and (b) U.S. GAAP unaudited consolidated and (to the extent available) consolidating balance sheets and related statements of income, stockholders’ equity and cash flows of the Company for (i) the fiscal quarter ended September 30, 2010 and (ii) the fiscal months of October 2010 and November 2010;

(g) the Agent shall have received a certificate from the chief financial officer of the Parent in form and substance satisfactory to the Agent certifying that the Parent and its subsidiaries, on a consolidated basis after giving effect to the issuance of the Additional Notes and the execution of the Second Amendment, are solvent;

(h) the Agent shall have received, at least five (5) Business Days prior to the Second Amendment Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act;

(i) the receipt by Agent of a fee in the amount of $1,100,000 as provided for in that certain commitment letter, dated as of December 8, 2010 (the “WFCF Commitment Letter”), in connection with the Alternative Transaction (as defined in the WFCF Commitment Letter);

(j) Agent shall have received opinions of Borrowers’ and Guarantors’ counsel in form and substance reasonably satisfactory to Agent; and

(k) such other information, documents, instruments or approvals as Agent or Agent’s counsel may reasonably require.

4. Conditions Subsequent.  The obligation of the Lenders to continue to make Advances (or otherwise extend credit under the Loan Agreement) is subject to the fulfillment, on or before the date applicable thereto, of the conditions subsequent set forth on Exhibit C (the failure by Borrowers to so perform or cause to be performed such conditions subsequent as and when required by the terms thereof, shall constitute an immediate Event of Default).

5. Representations and Warranties.  In consideration of the execution and delivery of this Amendment by Agent and the Lenders, each Borrower and each Guarantor (Borrowers and Guarantor are referred to hereinafter collectively as the “Loan Parties” and each as a “Loan Party”) hereby represents and warrants in favor of Agent and the Lenders as follows:

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(a) as to each Loan Party, the execution, delivery, and performance by such Loan Party of this Amendment have been duly authorized by all necessary action on the part of such Loan Party;

(b) as to each Loan Party, the execution, delivery, and performance by such Loan Party of this Amendment do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to such Loan Party, the Governing Documents of any Loan Party, or any order, judgment, or decree of any court or other Governmental Authority binding on such Loan Party, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of such Loan Party (including, without limitation, any of the Notes Documents), (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of such Loan Party, other than Permitted Liens, or (iv) require any approval of such Loan Party’s members or shareholders or any approval or consent of any Person under any material contractual obligation of such Loan Party;

(c) the execution, delivery, and performance by such Loan Party of this Amendment do not and will not require any registration with, consent or approval of, notice to, or other action with or by, any Governmental Authority or other Person, other than any consent or approval that has been obtained and remains in full force and effect;

(d) as to each Loan Party, the Loan Documents to which such Loan Party is a party (including, without limitation, the Loan Agreement, this Amendment and all other documents contemplated hereby), when executed and delivered by such Loan Party, will be the legally valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally;

(e) no Default or Event of Default exists under the Loan Agreement or the other Loan Documents; and

(f) as of the date hereof, all representations and warranties of each Loan Party set forth in the Loan Agreement and the other Loan Documents are true, correct and complete in all material respects, except to the extent such representation or warranty expressly relates to an earlier date (in which case such statement was true and correct in all material respects on and as of such earlier date).

6. Counterparts.  This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement.  In proving this Amendment in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought.  Any signatures delivered by a party by facsimile transmission or by other electronic transmission shall be deemed an original signature hereto.

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7. Reference to and Effect on the Loan Documents.  Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Loan Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Loan Agreement, and each reference in the other Loan Documents to “the Loan Agreement” “thereunder,” “thereof” or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement as amended hereby.

8. Affirmation of Guaranty.  By executing this Amendment, Guarantor hereby acknowledges, consents and agrees that all of its obligations and liability under the Guaranty to which it is a party and the other Loan Documents to which it is a party remain in full force and effect, and that the execution and delivery of this Amendment and any and all documents executed in connection herewith shall not alter, amend, reduce or modify its obligations and liability under such Guaranty or any of the other Loan Documents to which it is a party.

9. Release.  In consideration for the accommodations provided pursuant to this Amendment, and acknowledging that Agent and the Lenders will be specifically relying on the following provisions as a material inducement in entering into this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrowers and Guarantor hereby releases, remises and forever discharges Agent and the Lenders and their respective agents, servants, employees, directors, officers, attorneys, accountants, consultants, affiliates, representatives, receivers, trustees, subsidiaries, predecessors, successors and assigns (collectively, the “Released Parties”) from any and all claims, damages, losses, demands, liabilities, obligations, actions and causes of action whatsoever (whether arising in contract or in tort, and whether at law or in equity), whether known or unknown, matured or contingent, liquidated or unliquidated, in any way arising from, in connection with, or in any way concerning or relating to the Loan Agreement, the other Loan Documents, and/or any dealings with any of the Released Parties in connection with the transactions contemplated by such documents or this Amendment prior to date hereof.  This release shall be and remain in full force and effect notwithstanding the discovery by Borrowers and Guarantor after the date hereof (a) of any new or additional claim against any Released Party, (b) of any new or additional facts in any way relating to the subject matter of this release, (c) that any fact relied upon by it was incorrect or (d) that any representation made by any Released Party was untrue or that any Released Party concealed any fact, circumstance or claim relevant to Borrowers’ and Guarantor’s execution of this release; provided, however, this release shall not extend to any claims arising after the execution of this Amendment.

10. Costs, Expenses and Taxes.  Borrowers agree, jointly and severally, to pay on demand all costs and expenses in connection with the preparation, execution, and delivery of this Amendment and the other instruments and documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for Agent with respect thereto and with respect to advising Agent as to its rights and responsibilities hereunder and thereunder.  In addition, Borrowers agree, jointly and severally, to pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder, and agree to save Agent and the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.  Borrowers hereby acknowledge and agree that Agent may, without prior notice to Borrowers, charge such costs and fees to Borrowers’ Loan Account pursuant to Section 2.6(d) of the Loan Agreement.

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11. Section Titles.  The section titles contained in this Amendment are included for the sake of convenience only, shall be without substantive meaning or content of any kind whatsoever, and are not a part of the agreement between the parties.

12. Entire Agreement.  This Amendment and the other Loan Documents constitute the entire agreement and understanding between the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior negotiations, understandings and agreements between such parties with respect to such transactions.

13. GOVERNING LAW.  THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AMENDMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

14. Loan Document.  This Amendment shall be deemed to be a Loan Document for all purposes.

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LEGAL_US_W # 66916028.9

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the day and year first written above.

BORROWERS:	PENINSULA GAMING, LLC, a Delaware limited liability company

	By:	/s/Natalie Schramm
Name: Natalie Schramm
Title: Chief Financial Officer

DIAMOND JO, LLC, a Delaware limited liability company

By:	/s/Natalie Schramm
Name: Natalie Schramm
Title: Chief Financial Officer

THE OLD EVANGELINE DOWNS, L.L.C., a Louisiana limited liability company

By:	/s/Natalie Schramm
Name: Natalie Schramm
Title: Chief Financial Officer

DIAMOND JO WORTH, LLC, a Delaware limited liability company

By:	/s/Natalie Schramm
Name: Natalie Schramm
Title: Chief Financial Officer

BELLE OF ORLEANS, L.L.C., a Louisiana limited liability company

By:	/s/Natalie Schramm
Name: Natalie Schramm
Title: Chief Financial Officer

SECOND AMENDMENT TO LOAN AGREEMENT

KANSAS STAR CASINO, LLC, a Kansas limited liability company

By:	/s/Natalie Schramm
Name: Natalie Schramm
Title: Chief Financial Officer

SECOND AMENDMENT TO LOAN AGREEMENT

AGENT AND LENDERS	WELLS FARGO CAPITAL FINANCE, INC. (formerly known as Wells Fargo Foothill, Inc.), a California corporation, as Agent and as a Lender

	By:	/s/Patrick McCormack
Name: Patrick McCormack
Title: Vice President

SECOND AMENDMENT TO LOAN AGREEMENT

ACKNOWLEDGED AND AGREED: GUARANTOR:	PENINSULA GAMING CORP., a Delaware limited liability company

	By:	/s/Natalie Schramm
Name: Natalie Schramm
Title: Chief Financial Officer

SECOND AMENDMENT TO LOAN AGREEMENT

Exhibit A

SCHEDULE C-1

COMMITMENTS

Lenders	Commitment
Wells Fargo Capital Finance, Inc.	$50,000,000

All Lenders	$50,000,000

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Exhibit B

SCHEDULE D-1

DESIGNATED ACCOUNTS

Borrower	Account Number	Bank; Address; ABA Number
Peninsula Gaming, LLC	2012177	American Trust and Savings Bank 895 Main Street Dubuque, IA 52001 ABA Number: 073900522
Diamond Jo, LLC	2002256	American Trust and Savings Bank 895 Main Street Dubuque, IA 52001 ABA Number: 073900522
Diamond Jo Worth, LLC	2024172	American Trust and Savings Bank 895 Main Street Dubuque, IA 52001 ABA Number: 073900522
The Old Evangeline Downs, L.L.C.	2080312205	Capital One N.A. 3838 West Congress Street Lafayette, LA 70506 ABA Number: 065000090
Belle of Orleans, L.L.C.	2081416373	Capital One N.A. 3838 West Congress Street Lafayette, LA 70506 ABA Number: 065000090
Kansas Star Casino, LLC	2435161639	American Trust and Savings Bank 895 Main Street Dubuque, IA 52001 ABA Number: 073900522

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Exhibit C

Conditions Subsequent

A.      On or before February 15, 2011, or such later date as Agent in its sole and absolute discretion may agree to, Agent shall have the following:

1. Evidence satisfactory to it that the Borrowers shall have issued the principal amount of not less than $80,000,000 of Additional Secured Notes
2. Agent shall have received true, correct and complete copies of all of the documents executed in connection with the issuance of the Additional Secured Notes, together with the certificate of an officer of the Parent certifying the same and that such documents have not been amended, modified or supplemented

B.      On or before March 2, 2011, or such later date as Agent in its sole and absolute discretion may agree to, Agent shall have received fully-executed counterparts from Borrowers, Guarantor and the Lenders (if applicable) to the following documents:

3. Reaffirmation Agreement by Peninsula Gaming, LLC, Diamond Jo, LLC, The Old Evangeline Downs, L.L.C., Diamond Jo Worth, LLC, Peninsula Gaming Corp., Peninsula Gaming Partners, LLC and Belle of Orleans, L.L.C. in favor of Agent

4. Delivery of certificate representing equity interests in Evangeline Hospitality, LLC and power for same endorsed in blank
5. Delivery of note receivable (Evangeline Hospitality, LLC) and allonge for same endorsed in blank
6. Amendments to Mortgages for the following properties:
(a) Dubuque County, Iowa (Sixth Amendment to Iowa Shore Mortgage)
(b) Worth County, Iowa (Modification of Mortgage, Leasehold Mortgage,Assignment ofRents, Security Agreement and Fixture Financing Statement)
(c) St. Landry Parish, Louisiana (Act of Fifth Amendment of Multiple ObligationsMortgage)

7. Bring Down Title Endorsements
8. First Amendment to First Preferred Ship Mortgage by Belle of Orleans, L.L.C. in favor of Agent

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